Exhibit 99.1

ENERGEN CORPORATION 605 Richard Arrington, Jr. Boulevard North Birmingham, Alabama 35203-2707 Telephone (205) 326-2700
For Release: 4:30 p.m. EDT	Contacts: Julie S. Ryland
Wednesday, January 23, 2013	205.326.8421

ENERGEN REPORTS 4TH QUARTER AND CY12 OPERATING AND FINANCIAL RESULTS

DOUBLE-DIGIT GROWTH GENERATES RECORD 24.1 MMBOE OF PRODUCTION

Highlights

•     18% growth drives 2012 production to record 24.1 MMBOE

•     2012 oil production increases approximately 40% from prior year

•     2012 proved reserves total 346 MMBOE despite significantly lower natural gas and NGL prices

•     100 net Upper Wolfcamp locations in Midland Basin added to Energen’s 2012 unproved reserves

•     Permian Basin now home to 65% of the company’s proved reserves

•     Liquids comprise 56% of Energen’s 3P reserves

•     Guidance affirmed for 2013 capital and drilling plans and production and cash flows

BIRMINGHAM, Alabama – Energen Corporation (NYSE: EGN) announced today that its earnings in the three months ended December 31, 2012, totaled $62.8 million, or $0.87 per diluted share. Excluding non-cash mark-to-market gains on certain financial commodity contracts, Energen’s adjusted net income (a non-GAAP measure) totaled $47.2 million, or $0.65 per diluted share, and compared with 4th quarter 2011 adjusted net income of $71.0 million, or $0.98 per diluted share.

Non-cash, mark-to-market revenue gains in the 4th quarter 2012 were $24.7 million ($15.7 million after tax, or $0.22 per diluted share). Non-cash, mark-to-market revenue losses in the same period in 2011 totaled $90.8 million ($56.6 million after tax, or $0.78 per diluted share). [See “Non-GAAP Financial Measures” for more information and reconciliation.]

Relative to the same period a year ago, production in the 4th quarter of 2012 increased 14 percent and realized oil prices rose 3 percent. More than offsetting these gains were significantly lower natural gas and natural gas liquids (NGL) prices, increased depreciation expense (DD&A), and higher lease operating expense (LOE). Also in the 4th quarter of 2012, Energen wrote off $5.3 million ($3.4 million after tax, or $0.05 per diluted share) of Delaware Basin leasehold set to expire in the first half of 2013; the bulk of this acreage was located west of the Pecos River in Reeves County, Texas. (See pp 9-10 for additional 4th quarter information).

Consolidated adjusted EBITDA (a non-GAAP measure) totaled $209.3 million and compared with $208.5 million in the prior-year 4th quarter. The company’s oil and gas exploration and production unit, Energen Resources Corporation, had adjusted EBITDA of $175.3 million in the 4th quarter of 2012 and $177.2 million in the same period a year ago. [See “Non-GAAP Financial Measures” for more information and reconciliation.]

“2012 was an exciting year for Energen. Record activity in the Permian Basin led to excellent performances from our 3rd Bone Spring and Wolfberry wells as well as double-digit production growth,” said James McManus, Energen’s chairman and chief executive officer.

“We expect our continued development of the 3rd Bone Spring sand east of the Pecos River in the Delaware Basin and the vertical Wolfberry in the Midland Basin to drive strong, double-digit production growth in the Permian Basin in 2013.

“And, at the same time, we are looking forward to exploring the potential offered by emerging horizontal plays in the Midland and Delaware basins.”

2012 Financial Results

Energen’s 2012 net income totaled $253.6 million, or $3.51 per diluted share. Excluding non-cash items, adjusted net income (a non-GAAP measure) totaled $229.7 million, or $3.18 per diluted share, and compared with prior-year adjusted results of $283.0 million, or $3.91 per diluted share.

Non-cash items in 2012 were mark-to-market revenue gains on certain financial commodity contracts of $58.8 million ($37.2 million after tax, or 52 cents per diluted share) and a commodity price-related write-down of natural gas properties in East Texas of $21.5 million ($13.4 million after tax, or 19 cents per diluted share). Mark-to-market revenue losses in 2011 totaled $37.6 million ($23.4 million after tax, or 32 cents per diluted share). [See “Non-GAAP Financial Measures” for explanation and reconciliation.]

Excluding non-cash items, Energen Resources’ adjusted 2012 net income totaled $180.3 million as compared with $236.4 million in 2011.

Consolidated adjusted EBITDA (a non-GAAP measure) in 2012 totaled $845.3 million and increased 10 percent from 2011 adjusted EBITDA of $771.7 million. Energen Resources’ adjusted 2012 EBITDA totaled $708.6 million and compared with 2011 adjusted EBITDA of $645.7 million. [See “Non-GAAP Financial Measures” for more information and reconciliation.].

Production in 2012 increased 18 percent year-over-year, including a 40 percent increase in oil production; and the average realized sales price of oil increased 5 percent. The company’s decreased net income relative to 2011 was driven largely by substantially lower natural gas and NGL prices, increased DD&A expense, and higher LOE.

Production (MMBOE)

Commodity	2012	2011	Change
Oil	8.8	6.3	40%
NGL	2.6	2.2	18%
Natural Gas	12.7	12.0	6%

Total	24.1	20.5	18%

Production by Area (MMBOE)

Area	2012	2011	Change
Permian Basin	11.2	7.8	44%
San Juan Basin	9.9	9.6	3%
Other	3.0	3.1	(3)%

Average Realized Sales Prices

Commodity	2012	2011	Change
Oil (per barrel)	$83.45	$79.72	5%
NGL (per gallon)	$0.79	$0.96	(18)%
Natural Gas (per Mcf)	$3.79	$5.39	(30)%

Total LOE per unit in 2012 increased approximately 1 percent from the prior year to $12.73 per BOE. Base LOE and marketing and transportation expenses increased 5 percent to $10.41 per BOE largely due to increased water disposal costs, ad valorem taxes, and equipment rental partially offset by lower operations and maintenance expense. Commodity price-driven production taxes declined approximately 14 percent on a per-unit basis to $2.32 per unit.

DD&A expense per unit in 2012, excluding the first quarter write-down of natural gas properties in East Texas, increased approximately 32 percent from the same period last year to $15.50 per BOE; this increase generally reflected year-over-year increases in development costs.

ALAGASCO

Energen’s utility operations under Alagasco generated net income of $49.4 million in 2012; this $2.8 million increase from 2011 reflects the utility’s ability to earn on a higher level of equity representing investment in utility plant.

3rd Bone Spring and Wolfberry Programs Generate Excellent Results in 2012

Energen Resources’ 3rd Bone Spring and Wolfberry programs wrapped up a successful 2012 with continued strong results in the 4th quarter.

In the company’s horizontal 3rd Bone Spring program in the Delaware Basin, Energen Resources tested 10 gross (10 net) wells in the 4th quarter of 2012 that had an average initial stabilized rate of 1,007 BOE per day (61% oil). The 30-day average production rate of 7 gross (7 net) wells tested was 609 BOE per day (57% oil).

For the calendar year 2012, Energen Resources drilled 42 gross (40 net) 3rd Bone Spring wells. The average initial stabilized rate of 38 gross (35 net) wells was 1,031 BOE per day (68% oil). The 30-day average production rate of 35 gross (32 net) wells with sufficient production history was 661 BOE per day (65% oil).

On the east side of the Pecos River, the company’s core holdings total approximately 30,000 net acres, of which 9,500 remain undeveloped. Energen Resources estimates that it has approximately 59 potential locations remaining to be drilled on 160-acre spacing in this core area.

Energen Resources’ vertical Wolfberry program in the Midland Basin finished the year strong. During 2012 the company drilled 172 gross (167 net) Wolfberry wells. Some 179 gross (172 net) wells — including 7 drilled in late 2011 – were completed and tested at an average initial stabilized rate of 90 BOE per day (75% oil); the average 30-day rate of the wells was 76 BOE per day (77% oil).

Through acquisition of proved property and leasehold during 2012, Energen Resources now has approximately 65,000 net acres in the Midland Basin that are prospective for the vertical Wolfberry play; approximately 34,000 net acres remain undeveloped. Based on 40-acre spacing, Energen Resources estimates that it has 850 potential locations remaining to be drilled; 20-acre downspacing could add another 800 locations.

Testing of the horizontal Wolfcamp shale continues in the Delaware Basin. The 4 wells remaining in the 2012 drilling program are in various stages of completion or testing. Successful results from these wells could help prove up the Wolfcamp potential in this region and add substantially to the company’s drilling inventory in the Delaware Basin.

Year-end Proved Reserves Total 346 MMBOE

Energen’s proved reserves at year-end 2012 totaled a record 346 MMBOE and were essentially unchanged from the prior year as record production and price-related, downward revisions offset the addition of previously classified unproved reserves and acquisition-related reserves. Oil and NGL reserves represent 61 percent of total proved reserves and are expected to increase as Energen continues to focus on the exploration and development of the liquids-rich Permian Basin.

Natural gas and NGL prices used for calculating reserves were down substantially in 2012 relative to 2011. Reserves pricing in 2012 was $2.76 per Mcf of gas vs $4.12 per Mcf in 2011; $0.88 per gallon of NGL (before transportation and fractionation) vs $1.23 per gallon in 2011; and $94.71 per barrel of oil vs $96.19 per barrel in the prior year.

The bulk of proved reserves added through acquisition were vertical Wolfberry in the Midland Basin. Of reserves that moved from unproved to proved, approximately 50 percent were 3rd Bone Spring sands in the Delaware Basin, approximately 45 percent were vertical Wolfberry in the Midland Basin, and approximately 5 percent were waterfloods in the Central Basin Platform. Twenty-five percent of Energen’s proved reserves are undeveloped.

Proved Reserves by Basin (MMBOE)

Basin	YE11	2012 Production	2012 Acquisitions	Additions	Price/Other Revisions	YE12
Permian	183.6	(11.2)	12.3	56.9	(16.6)	225.0
San Juan Basin	129.6	(9.9)	0.0	0.9	(19.7)	100.9
Black Warrior/Other	29.9	(3.0)	0.0	0.1	(6.5)	20.5

TOTAL	343.1	(24.1)	12.3	57.9	(42.8)	346.4

Proved Reserves by Commodity (MMBOE)

Commodity	2012	2011	% Change
Oil	155.3	129.6	19.8
Natural gas liquids	56.2	54.0	4.1
Natural gas	134.9	159.5	(15.4)

TOTAL	346.4	343.1	1.0

100 Net Upper Wolfcamp Locations Added to Midland Basin Unproved Reserves

Probable and possible reserves at year-end 2012 declined to 407 MMBOE. Substantially lower gas and NGL prices resulted in the loss of approximately 137 MMBOE of unproved San Juan reserves at the end of the 2012. In the Delaware Basin, 3rd Bone Spring reserves west side of the Pecos River were revised down by some 64 MMBOE. Approximately 54 MMBOE of prior-year unproved reserves – primarily in the Delaware and Midland basins – were proved up.

The company added net reserves of approximately 36 MMBOE for 100 net Upper Wolfcamp locations in Glasscock County; this represents gross EURs of 460 MBOE per well assuming 160-acre spacing and 4,400’ horizontal lengths. Energen also gained 18 MMBOE of unproved Wolfberry reserves through acquisition.

Potential reserves not yet reflected in Energen’s probable and possible reserves include Wolfberry downspacing, horizontal Cline in the Midland Basin, horizontal Wolfcamp in the Delaware Basin, and horizontal Avalon shale in the Delaware Basin. Energen also has identified 685 net horizontal Wolfcamp locations (Upper, Middle, and Lower) that are not currently included in the company’s unproved reserves.

Oil and natural gas liquids now comprise more than 55 percent of Energen’s proved and unproved (3P) reserves, and the Permian Basin is home to 52 percent of the company’s 3P reserves.

YE2012 3P Reserves (MMBOE)

Basin	Proved	Probable	Possible	Total Unproved	3P Total
Permian	225.0	62.8	101.6	164.4	389.4
• Delaware Basin	35.7	4.6	3.4	8.0	43.7
• Midland Basin	110.1	44.8	38.6	83.4	193.5
• Central Basin Platform	79.2	13.4	59.6	73.0	152.2
San Juan	100.9	49.4	188.5	237.9	338.9
Other	20.5	2.0	2.3	4.3	24.7

TOTAL	346.4	114.2	292.4	406.6	753.0

The definitions of probable and possible reserves imply different probabilities of potential recovery in each classification; the quantities reported here are unrisked and based on the Company’s best estimate of current costs to drill wells in each basin/area and bring associated production to market.

2013 Capital, Production Outlook Affirmed

Energen today affirmed its guidance for 2013 capital, production, cash flows, and earnings.

2013e Capital, Drilling, and Production Summary

	2013e Capital	2013e Wells	2013e	Production
	($MM)	Gross (Net)	Rig Count	2013e	2012
Midland Basin	$465	185 (173)	10-11	5.6	3.5
Wolfberry	$420	179 (167)	9-10
Wolfcamp/Cline	$45	6 (6)	1
Delaware Basin	$325	44 (38)	6	4.6	2.9
3rd Bone Spring	$240	32 (28)	4
Wolfcamp/Wolfbone	$85	12 (10)	2
Other Permian*	$85	110 (88)	1-2	4.5	4.8
San Juan Basin/Other	$25	0	0	11.4	12.9

TOTAL	$900	339 (299)	17-19	26.1	24.1

*	Includes 5 gross (4 net) injector wells

Production (MMBOE)

Commodity	2013e	2012	Change
Oil	10.6	8.8	20%
NGL	3.4	2.6	31%
Natural Gas	12.1	12.7	(5)%

Total	26.1	24.1	8%

Energen’s guidance range for 2013 consolidated after-tax cash flows is $917-$946 million. Energen Resources’ after-tax cash flows are estimated to be $822-$851 million, and Alagasco’s utility operations are expected to generate after-tax cash flows of approximately $95 million. Net income in 2013 is estimated to be $219-$248 million, or $3.03-$3.43 per diluted share, and includes $22.2 million, or 31 cents per diluted share, of potential dry hole expense. Guidance does not include non-cash, mark-to-market gains or losses. [See “Non-GAAP Financial Measures” for more information and reconciliation.]

Energen Resources’ estimated exploration and production expenses per BOE in 2013 are:

Lease Operating expense
Base, marketing, and transportation	$10.25
Production taxes	$2.48
DD&A expense	$18.46
General & Administrative expense, net	$3.57
Interest expense	$2.27

Approximately 70 percent of the company’s total estimated production in 2013 is hedged, including 84 percent of estimated oil production, 31 percent of estimated NGL production, and 69 percent of estimated natural gas. Assumed prices applicable to Energen Resources unhedged volumes are $90.00 per barrel of oil, $0.89 per gallon of NGL, and $3.50 per Mcf of natural gas.

Hedges also are in place that limit the company’s exposure to the Midland to Cushing differential to only about 40 percent of its estimated oil production in 2013. Energen Resources has hedged the WTS Midland to WTI Cushing (sour oil) differential for 3.6 million barrels of oil production at an average price of $3.03 per barrel and the WTI Midland to WTI Cushing differential for 2.8 million barrels at an average price of $1.01 per barrel.

Energen’s 2013 guidance includes assumed prices applicable to Energen Resources’ unhedged oil basis differentials; on an annualized basis, these are $3.35 per barrel (sour) and $2.90 per barrel (WTI Midland to WTI Cushing). Energen estimates that 64 percent of its oil production in 2013 will be sweet.

The company’s current hedge position for 2013 is as follows:

Commodity	Hedge Volumes	Estimated Production	Hedge %	NYMEX Price
Oil	8.9 MMBO	10.6 MMBO	84%	$90.95 per barrel
NGL	44.5 MMgal	143.4 MMgal	31%	$1.02 per gallon
Natural Gas	50.0 Bcf	72.7 Bcf	69%	$4.63 per Mcf	*

*

Basin-specific contract prices for natural gas have been converted for comparability purposes to a NYMEX-equivalent price by adding to them Energen Resources’ assumed San Juan and Permian basis differentials of $0.15 per Mcf.

Average realized oil and gas prices for Energen Resources’ production associated with NYMEX contracts as well as for unhedged production will reflect the impact of basis differentials; average realized oil prices also will reflect oil transportation charges of approximately $2.50 per barrel in 2013; and average realized NGL prices will be net of transportation and fractionation fees that are estimated to average $0.11-$0.16 per gallon in 2013. The company also has basin-specific natural gas contracts whereby Energen Resources will receive the contracted hedge price.

Gains and losses from the change in fair value of derivative instruments that do not qualify for cash flow hedge accounting are reported in operating revenues each applicable reporting period and, therefore, can cause non-cash earnings volatility.

Sensitivity of 2013e Cash Flows and Earnings to Changes in Commodity Prices

Changes in commodity prices for the remainder of the year are estimated to have the following impact on Energen’s 2013 cash flows:

•	Every $1.00 change in the average NYMEX price of oil from $90 per barrel represents an estimated net impact of $750,000, or 1.0 cent per diluted share.

•	Every 1-cent change in the average price of liquids from $0.89 per gallon represents an estimated net impact of approximately $760,000, or 1.0 cent per diluted share.

•	Every 10-cent change in the average NYMEX price of gas from $3.50 represents an estimated net impact of $1.0 million, or 1.4 cents per diluted share.

Price-related events such as substantial basis differential changes could cause earnings sensitivities to be materially different from those outlined above.

The company’s utility subsidiary has the opportunity to earn a return on average equity that is estimated to be approximately $375-$380 million in 2013.

4Q12 Financial Data

Excluding non-cash mark-to-market revenue gains, Energen Resources generated adjusted 4th quarter 2012 net income of $34.9 million as compared with $59.9 million in 2011. [See “Non-GAAP Financial Measures” for more information and reconciliation.]

Production (MBOE)

Commodity	4Q12	4Q11	Change
Oil	2,339	1,744	34%
NGL	692	591	17%
Natural Gas	3,185	3,135	2%

Total	6,216	5,470	14%

Production by Area (MBOE)

Area	4Q12	4Q11	Change
Permian Basin	3,082	2,216	39%
San Juan Basin	2,446	2,480	(1)%
Other	688	774	(11)%

Average Realized Sales Prices

Commodity	4Q12	4Q11	Change
Oil (per barrel)	$80.65	$78.52	3%
NGL (per gallon)	$0.77	$0.97	(21)%
Natural Gas (per Mcf)	$3.87	$5.14	(25)%

Total LOE per unit in the 4th quarter of 2012 increased approximately 18 percent from the same period a year ago to $13.81 per BOE. Base LOE and marketing and transportation expenses increased approximately 26 percent to $11.48 per BOE largely due to increased water disposal costs, workovers, ad valorem taxes, and equipment rental partially offset by lower operations and maintenance expense. Commodity price-driven production taxes declined approximately 10 percent on a per-unit basis to $2.32 per unit.

DD&A expense per unit in the 4th quarter of 2012 increased approximately 28 percent from the same period last year to $17.19 per BOE; this increase generally reflected year-over-year increases in development costs.

ALAGASCO

Energen’s utility operations under Alagasco generated net income of $12.2 million in the 4th quarter of 2012; this $0.9 million increase from the same period last year reflects the utility’s ability to earn on a higher level of equity representing investment in utility plant.

ENERGEN MAINTAINS STRONG HEDGE POSITIONS THROUGH 2014

Energen Resources has hedges in place through 2014 to help protect its future cash flows from commodity.

Energen Resources’ 2014 hedges are as follows:

Commodity	Hedge Volumes	NYMEX Price
Oil	9.8 MMBO	$92.64 per barrel
Natural Gas	46.1 Bcf	$4.61 per Mcf	*

*	Basin-specific contract prices for natural gas have been converted for comparability purposes to a NYMEX-equivalent price by adding to them Energen Resources’ assumed San Juan and Permian basis differentials of $0.16 per Mcf and $0.13, respectively.

Average realized oil and gas prices for Energen Resources’ production associated with NYMEX contracts as well as for unhedged production will reflect the impact of basis differentials; average realized oil prices also will reflect transportation charges; and average realized NGL prices will be net of transportation and fractionation fees. The company has basin-specific natural gas contracts whereby Energen Resources will receive the contracted hedge price. Gains and losses from the change in fair value of derivative instruments that do not qualify for cash flow hedge accounting are reported in operating revenues each applicable reporting period and, therefore, can cause non-cash earnings volatility.

CONFERENCE CALL

Energen will hold its quarterly conference call Thursday, January 24, at 11:00 a.m. EDT. Members of the investment community may participate by calling 1-866-901-2585. A live audio Webcast of the program as well as a replay may be accessed through Energen’s Web site, www.energen.com.

Energen Corporation is an oil and gas exploration and production company with headquarters in Birmingham, Alabama. Through Energen Resources Corporation, the company has approximately 750 million barrels of oil-equivalent proved, probable, and possible reserves. These all-domestic reserves are located mainly in the Permian and San Juan basins. For more information, go to http://www.energen.com.

FORWARD LOOKING STATEMENT: This release contains statements expressing expectations of future plans, objectives and performance that constitute forward-looking statements made pursuant to the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995. Except as otherwise disclosed, the Company’s forward-looking statements do not reflect the impact of possible or pending acquisitions, divestitures or restructurings. We undertake no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise. All statements based on future expectations rather than on historical facts are forward-looking statements that are dependent on certain events, risks and uncertainties that could cause actual results to differ materially from those anticipated. In addition, the Company cannot guarantee the absence of errors in input data, calculations and formulas used in its estimates, assumptions and forecasts. A more complete discussion of risks and uncertainties that could affect future results of Energen and its subsidiaries is included in the Company’s periodic reports filed with the Securities and Exchange Commission.

Financial, operating, and support data pertaining to all reporting periods included in this release are unaudited and subject to revision.